Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2010, with respect to the consolidated financial statements included in the Annual Report of Capital Bank Corporation on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Green Bankshares, Inc. on Form S-8 (No. 333-08609, effective July 23, 1996, and No. 333-117791, effective July 30, 2004) and Registration Statements on Form S-3 (No. 333-156872, effective April 8, 2009, and No. 333-115975, effective May 28, 2004) of Green Bankshares, Inc.

/s/ Grant Thornton

Raleigh, North Carolina

November 17, 2011